Exhibit 99

News
Media Contact:
Greta Edgar Borza
Corporate Communications
+1-724-316-7552
edgar@ppg.com

Investor Contact:
Alex Lopez
Investor Relations
+1-412-434-3466
alejandrolopez@ppg.com
investor.ppg.com

PPG reports second quarter 2025 financial results
•Net sales of $4.2 billion, a decrease of 1% versus prior year driven by business divestitures
•Organic sales increased 2% year over year due to higher sales volumes and prices
•Reported earnings per diluted share (EPS) of $1.98 and adjusted EPS of $2.22
•Segment margin of 17.7% and segment EBITDA margin of 20.3%
•Share repurchases in the quarter totaled approximately $150 million and $540 million year to date

PITTSBURGH, July 29, 2025 – PPG (NYSE:PPG) today reported financial results for the second quarter 2025.

Second Quarter 2025 Consolidated Results

$ in millions, except EPS	2Q 2025	2Q 2024	YOY change
Net sales (a)	$4,195	$4,235	(1)%
Net income (a)	$450	$493	(9)%
Adjusted net income (a)(b)	$504	$555	(9)%
EPS (a)	$1.98	$2.09	(5)%
Adjusted EPS (a)(b)(c)	$2.22	$2.35	(6)%
(a) From continuing operations
(b) Reconciliations of reported to adjusted figures are included below
(c) Includes an unfavorable year-over-year business divestitures impact of $0.06

Chairman and CEO Comments
Tim Knavish, PPG chairman and chief executive officer, commented on the quarter:

I am pleased with our growth momentum as we delivered 2% organic sales growth with equal contributions from sales volumes and selling prices. This organic growth reflects the benefits of PPG's strong product portfolio and our commercial execution across our global business in an increasingly dynamic macro environment. The Performance Coatings segment achieved record quarterly sales and earnings with a 6% increase in organic sales supported by strong customer demand for our technology-advantaged products and services. In the Industrial Coatings segment, following several quarters of contraction, sales volumes were flat as we realized the initial benefits of share gains.

Overall demand for architectural coatings in Europe was lackluster with declines primarily in the east, which were partially offset by organic sales growth in the Nordic region and the United Kingdom. In Mexico, retail demand for architectural coatings was solid, and although project-related spending improved sequentially, it remained lower year over year. Regionally, organic sales grew a mid-single-

digit percentage in the U.S. and Canada, representing the second consecutive quarter of year-over-year increases, and Latin America delivered comparable organic growth.

As we look ahead, our positive volume growth momentum is expected to accelerate in the second half of the year, and we expect to deliver strong year-over-year earnings growth. This is due to growing benefits from share gains in our Industrial Coatings segment driving low single-digit percentage sales volume growth for the segment in the third and fourth quarters, including expected above-market growth in automotive original equipment manufacturer (OEM) coatings, packaging coatings and industrial coatings. In the Performance Coatings segment, we expect solid organic growth across most businesses, partially offset by a decrease in refinish sales due to lower industry activity and softer PPG demand stemming from customer order patterns. In addition, we expect benefits in our architectural coatings business in Mexico as project-related demand is anticipated to improve during the second half of 2025. The accelerated momentum in volume growth and execution of our self-help actions is expected to drive year-over-year EPS growth of a high single-digit percentage in the second half of the year.

PPG's diverse, global business portfolio, execution of self-help actions and demonstrated track record of consistent cash generation, coupled with our strong balance sheet, gives me confidence in delivering on our full-year commitments. We are reaffirming our full-year earnings per share guidance range of $7.75 to $8.05.

Thank you to our PPG team around the world who make it happen and deliver on our purpose every day: We protect and beautify the world®.

Additional Financial Information
•Net sales in the quarter benefited from sales volumes growth of 1% and higher selling prices of 1% offset by business divestitures which reduced year-over-year sales by 3%.
•At quarter end, the company had cash and short-term investments totaling $1.6 billion. Net debt was $5.7 billion, an increase of $479 million from the second quarter 2024.
•The company retired €300 million of debt at maturity in the second quarter and has a €600 million debt maturity due in the fourth quarter 2025.
•Corporate expenses were $89 million in the second quarter.
•Second quarter net interest expense was $18 million.
•In the second quarter, the effective tax rate was approximately 23.5%.

Share repurchases in the quarter totaled approximately $150 million and $540 million year to date. Our balance sheet remains strong, which continues to provide us with financial flexibility, and we remain committed to driving shareholder value creation.

Second Quarter 2025 Reportable Segment Financial Results
Global Architectural Coatings Segment

$ in millions	2Q 2025	2Q 2024	YOY change
Net sales (a)	$1,018	$1,070	(5)%
Sales volumes			(2)%
Selling prices			+1%
Divestitures and other			(4)%
Segment income	$160	$211	(24)%
Segment income %	15.7%	19.7%
Segment EBITDA (b)	$187	$237	(21)%
Segment EBITDA %	18.4%	22.1%
(a) From continuing operations
(b) Reconciliations of reported to adjusted figures are included below

Global Architectural Coatings segment net sales were lower compared to the second quarter 2024 driven by the divestiture of our architectural coatings business in Russia and lower sales volumes. These declines were partially offset by higher selling prices.

Organic sales for architectural coatings EMEA declined by a low single-digit percentage year over year with higher selling prices offset by lower sales volumes in Eastern Europe. Organic sales for architectural coatings Latin America and Asia Pacific declined by a low single-digit percentage compared to the second quarter 2024 as growth in Mexico was offset by a decline in Australia. In Mexico, retail sales were solid in the quarter, and while project-related sales improved sequentially, results were impacted by paused business investment. The company expects improvements in Mexico business and governmental investment in the second half of 2025.

Segment EBITDA decreased by 21% versus the prior year driven by unfavorable currency translation, the business divestiture, and lower sales volumes, which were partially offset by pricing and cost-control actions.

Performance Coatings Segment

$ in millions	2Q 2025	2Q 2024	YOY change
Net sales (a)	$1,512	$1,418	+7%
Sales volumes			+3%
Selling prices			+3%
Foreign currency translation			+1%
Segment income	$356	$326	+9%
Segment income %	23.5%	23.0%
Segment EBITDA (b)	$389	$360	+8%
Segment EBITDA %	25.7%	25.4%
(a) From continuing operations
(b) Reconciliations of reported to adjusted figures are included below

The Performance Coatings segment delivered record quarterly sales and earnings driven by 6% growth in organic sales with an increase in both selling prices and sales volumes.

Sales volumes increased 3% year over year led by aerospace coatings, protective and marine coatings and traffic solutions. Aerospace coatings achieved record quarterly sales driven by high single-digit percentage organic sales growth, while our order backlog remained approximately $300 million. Organic sales in automotive refinish coatings decreased by a low single-digit percentage, outperforming lower industry collision claims due to share gains and subscription revenue. Protective and marine coatings organic sales increased by a double-digit percentage compared to the prior year, including above-market marine sales volume growth in Europe and Asia Pacific. Traffic solutions benefited from strong demand across the U.S. and Canada.

Segment EBITDA increased by 8% versus the prior year, and segment EBITDA margin improved by 30 basis points year over year to 25.7% driven by higher organic sales stemming from our technology-advantaged products and digital subscriptions partially offset by growth-related investments.

Industrial Coatings Segment

$ in millions	2Q 2025	2Q 2024	YOY change
Net sales (a)	$1,665	$1,747	(5)%
Sales volumes			—%
Selling prices			(1)%
Foreign currency translation			+1%
Divestitures and other			(5)%
Segment income	$227	$259	(12)%
Segment income %	13.6%	14.8%
Segment EBITDA (b)	$276	$312	(12)%
Segment EBITDA %	16.6%	17.9%
(a) From continuing operations
(b) Reconciliations of reported to adjusted figures are included below

Industrial Coatings segment net sales declined compared to the second quarter 2024, primarily due to the impact of the divestiture of the silicas products business in late 2024. Sales volumes were flat, reflecting growing benefits from share gains, as strength in packaging coatings and specialty products were offset by lower automotive industry production. The impact of lower selling prices from certain index-based customer contracts was offset by favorable foreign currency translation.

Automotive OEM coatings organic sales decreased by a low single-digit percentage due to lower U.S. and European industry build rates, partially offset by PPG sales volume growth in China and Latin America, including initial benefits from share gains in Brazil. Industrial coatings organic sales declined a low single-digit percentage due to lower indexed-based pricing. Sales volume was flat driven by new customer conversions which outpaced lower industry demand. Packaging coatings organic sales increased by a high single-digit percentage year over year driven by share gains.

Segment EBITDA decreased 12% and segment EBITDA margin declined by 130 basis points compared to the second quarter 2024 driven by the business divestiture and lower selling prices due to index-based contracts, which were partially offset by cost-control actions.

Outlook
The company is reaffirming its adjusted earnings per share guidance of $7.75 to $8.05 for the full-year 2025. This range is supported by the momentum of share gains and self-help actions and also reflects current global economic activity, foreign exchange rates, and mixed demand across the various regions and businesses in which we operate.

Additional information related to 2025 financial projections is posted within the slides and prepared commentary associated with the second quarter earnings documents on the Investors section of PPG.com.

The term organic sales as used in this press release is defined as net sales excluding the impact of currency, acquisitions and divestitures.

PPG: WE PROTECT AND BEAUTIFY THE WORLD®
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and specialty materials that our customers have trusted for more than 140 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $15.8 billion in 2024. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

The PPG Logo and We protect and beautify the world are registered trademarks of PPG Industries Ohio, Inc.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at about 4:30 p.m. ET today, July 29. The company will hold a conference call to review its second quarter 2025 financial performance on July 30, at 9:00 a.m. ET. Participants can pre-register for the conference by navigating to https://www.netroadshow.com/events/login?show=3b0fd353&confId=85448. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com. A telephone replay will be available July 30, beginning at approximately 11:59 a.m. ET, through August 13, at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 1-866-813-9403; Canada, 1-226-828-7578; UK (Local), 0204-525-0658; international, +44-204-525-0658; passcode 318182. A web replay also will be available shortly after the call on the PPG Investor Center at www.ppg.com, and will remain through Tuesday, July 28, 2026.

Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include statements related to earnings guidance, global economic conditions, geopolitical issues, the amount of future share repurchases, increasing price and product competition by our competitors, fluctuations in cost and availability of raw materials, energy, labor and logistics, the ability to achieve selling price increases, margins, share gains, customer inventory levels, PPG inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring and other initiatives, the ability to identify additional cost savings opportunities, the timing and expected benefits of potential future and completed acquisitions, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the imposition and magnitude of tariffs, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, global human health issues, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our 2024 Annual Report on Form 10-K are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of July 29, 2025, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investors’ understanding of the company’s performance is enhanced by the disclosure of net income, earnings per diluted share from continuing operations PPG’s effective tax rate adjusted for certain items, earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted EBITDA and segment EBITDA. PPG’s management considers this information useful in providing insight into the company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income, earnings per diluted share from continuing operations and the effective tax rate adjusted for these items, EBITDA, adjusted EBITDA and segment EBITDA are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be considered a substitute for net income, earnings per diluted share, the effective tax rate, segment income or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, adjusted earnings per diluted share, the adjusted effective tax rate, EBITDA, adjusted EBITDA and segment EBITDA may not be comparable to similarly titled measures as reported by other companies. PPG is not able to provide a reconciliation of full-year 2025 expected adjusted earnings per diluted share to the most directly comparable GAAP financial measure without unreasonable effort because certain items that impact such measure are uncertain or cannot be reasonably predicted at this time.

Regulation G Reconciliation - Net Income, Earnings per Diluted Share, Effective Tax Rate and Segment Income
($ in millions, except per-share amounts and percentages)

	Second Quarter 2025		Second Quarter 2024
	$	EPS(a)	$	EPS (a)
Reported net income from continuing operations	$450	$1.98	$493	$2.09
Acquisition-related amortization expense	25	0.11	27	0.11
Business restructuring-related costs, net(b)	15	0.07	2	0.01
Portfolio optimization(c)	2	0.01	18	0.08
Legacy environmental remediation charges(d)	12	0.05	15	0.06
Adjusted net income from continuing operations, excluding certain items	$504	$2.22	$555	$2.35

	Second Quarter 2025			Second Quarter 2024
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$598	$140	23.4%	$651	$149	22.9%
Acquisition-related amortization expense	33	8	24.4%	35	8	24.6%
Business restructuring-related costs, net(b)	20	5	23.3%	4	2	46.0%
Portfolio optimization(c)	2	—	24.3%	26	8	31.3%
Legacy environmental remediation charges(d)	16	4	24.3%	20	5	24.3%
Adjusted effective tax rate, continuing operations, excluding certain items	$669	$157	23.5%	$736	$172	23.4%
(a)Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.
(b)Business restructuring-related costs, net include business restructuring charges, offset by releases related to previously approved programs, which are included in Other charges, net on the condensed consolidated statement of income, accelerated depreciation of certain assets, which is included in Depreciation on the condensed consolidated statement of income and other restructuring-related costs, which are included in Cost of sales, exclusive of depreciation and amortization and Selling, general and administrative on the condensed consolidated statement of income.

(c)Portfolio optimization includes gains and losses on the sale of non-core assets, including a loss recognized on the sale of the Company’s traffic solutions business in Argentina in the second quarter 2024, which is included in Other charges, net in the condensed consolidated statement of income. Portfolio optimization also includes advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions, as well as similar fees and other costs to effect divestitures and other portfolio optimization exit actions. These costs are included in Selling, general and administrative expense on the condensed consolidated statement of income.
(d)Legacy environmental remediation charges represent environmental remediation costs at certain non-operating PPG manufacturing sites. These charges are included in Other charges, net in the condensed consolidated statement of income.

	Second Quarter
	2025	2024
Global Architectural Coatings
Net sales	$1,018	$1,070
Segment income	$160	$211
Segment depreciation and amortization	27	26
Segment EBITDA	$187	$237
Segment EBITDA %	18.4%	22.1%
Performance Coatings
Net sales	$1,512	$1,418
Segment income	$356	$326
Segment depreciation and amortization	33	34
Segment EBITDA	$389	$360
Segment EBITDA %	25.7%	25.4%
Industrial Coatings
Net sales	$1,665	$1,747
Segment income	$227	$259
Segment depreciation and amortization	49	53
Segment EBITDA	$276	$312
Segment EBITDA %	16.6%	17.9%
Total Segment EBITDA
Net sales	$4,195	$4,235
Segment income	$743	$796
Segment depreciation and amortization	109	113
Segment EBITDA	$852	$909
Segment EBITDA %	20.3%	21.5%

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended June 30		Six Months Ended June 30
	2025	2024	2025	2024
Net sales	$4,195	$4,235	$7,879	$8,084
Cost of sales, exclusive of depreciation and amortization	2,432	2,450	4,574	4,655
Selling, general and administrative	872	858	1,710	1,708
Depreciation	102	89	191	184
Amortization	33	35	65	70
Research and development, net	106	108	208	215
Interest expense	62	62	118	117
Interest income	(44)	(45)	(87)	(87)
Other charges, net	34	27	—	29
Income before income taxes	$598	$651	$1,100	$1,193
Income tax expense	140	149	262	277
Income from continuing operations	$458	$502	$838	$916
Income/(loss) from discontinued operations, net of tax	—	35	(2)	30
Net income attributable to controlling and noncontrolling interests	$458	$537	$836	$946
Net income attributable to noncontrolling interests	(8)	(9)	(13)	(18)
Net income (attributable to PPG)	$450	$528	$823	$928

Amounts attributable to PPG:
Income from continuing operations, net of tax	$450	$493	$825	$898
Income/(loss) from discontinued operations, net of tax	—	35	(2)	30
Net income (attributable to PPG)	$450	$528	$823	$928

Earnings per common share (attributable to PPG)
Income from continuing operations, net of tax	$1.98	$2.10	$3.63	$3.82
Income/(loss) from discontinued operations, net of tax	—	0.15	(0.01)	0.13
Net income (attributable to PPG)	$1.98	$2.25	$3.62	$3.95

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of tax	$1.98	$2.09	$3.61	$3.80
Income/(loss) from discontinued operations, net of tax	—	0.15	(0.01)	0.13
Net income (attributable to PPG)	$1.98	$2.24	$3.60	$3.93

Average shares outstanding	226.8	234.5	227.4	235.1

Average shares outstanding - assuming dilution	227.7	235.7	228.3	236.3

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS HIGHLIGHTS (unaudited)
($ in millions)
	Six Months Ended June 30
	2025	2024
Cash from operating activities:
Cash from operating activities - continuing operations	$371	$348
Cash used for operating activities - discontinued operations	($2)	($43)
Cash from operating activities	$369	$305
Cash used for investing activities - continuing operations:
Capital expenditures	$330	$367
Cash used for financing activities - continuing operations:
Dividends paid on PPG common stock	$308	$305
Purchase of treasury stock	$540	$312

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	June 30	December 31	June 30
	2025	2024	2024 (a)
Current assets:
Cash and cash equivalents	$1,561	$1,270	$1,115
Short-term investments	64	88	61
Receivables, net	3,891	2,985	3,479
Inventories	2,224	1,846	2,059
Other current assets	450	368	1,070
Total current assets	$8,190	$6,557	$7,784

Current liabilities:
Short-term debt and current portion of long-term debt	$1,413	$939	$639
Accounts payable and accrued liabilities	4,061	3,731	3,970
Current portion of operating lease liabilities	141	126	126
Restructuring reserves	147	128	57
Other current liabilities	—	90	433
Total current liabilities	$5,762	$5,014	$5,225

Long-term debt	$5,919	$4,876	$5,765

(a) In December 2024, PPG completed the sale of 100% of its architectural coatings business in the U.S. and Canada. Accordingly, the June 30, 2024 balance sheet presented has been recast to present the assets and liabilities of the U.S. and Canada architectural coatings business as assets held for sale and liabilities held for sale, which are included within "Other current assets" and "Other current liabilities", respectively.

PPG OPERATING METRICS (unaudited)
($ in millions)
	June 30	December 31	June 30
	2025	2024	2024
Operating Working Capital(a)	$3,249	$2,331	$2,842
As a percent of quarter sales, annualized	19.4%	15.6%	16.8%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended June 30		Six Months Ended June 30
	2025	2024	2025	2024
Net sales
Global Architectural Coatings	$1,018	$1,070	$1,875	$2,036
Performance Coatings	1,512	1,418	2,777	2,602
Industrial Coatings	1,665	1,747	3,227	3,446
Total	$4,195	$4,235	$7,879	$8,084

Segment income
Global Architectural Coatings	$160	$211	$278	$377
Performance Coatings	356	326	630	577
Industrial Coatings	227	259	442	508
Total	$743	$796	$1,350	$1,462

Items not allocated to segments
Corporate / non-segment unallocated, exclusive of depreciation and amortization	(74)	(67)	(154)	(143)
Corporate / non-segment unallocated depreciation and amortization	(15)	(11)	(30)	(29)
Interest expense, net of interest income	(18)	(17)	(31)	(30)
Business restructuring-related costs, net (a)	(20)	(4)	(29)	(15)
Portfolio optimization (b)	(2)	(26)	4	(32)
Insurance recovery (c)	—	—	6	—
Legacy environmental remediation charges (d)	(16)	(20)	(16)	(20)
Income before income taxes	$598	$651	$1,100	$1,193
(a)    Business restructuring-related costs, net include business restructuring charges, offset by releases related to previously approved programs, which are included in Other charges, net on the condensed consolidated statement of income, accelerated depreciation of certain assets, which is included in Depreciation on the condensed consolidated statement of income and other restructuring-related costs, which are included in Cost of sales, exclusive of depreciation and amortization and Selling, general and administrative on the condensed consolidated statement of income.
(b)    Portfolio optimization includes gains and losses on the sale of non-core assets, including a gain recognized on the sale of a business in the first quarter 2025 and a loss recognized on the sale of the Company’s traffic solutions business in Argentina in the second quarter 2024, which are included in Other charges, net in the condensed consolidated statement of income. Portfolio optimization also includes advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions, as well as similar fees and other costs to effect divestitures and other portfolio optimization exit actions. These costs are included in Selling, general and administrative expense on the condensed consolidated statement of income. There was no tax expense associated with the gain recognized on the sale of a business in the first quarter 2025.
(c)    In the first quarter 2025, the Company received reimbursement under its insurance policies for damages incurred at a southern U.S. factory from a winter storm in 2021.
(d)    Legacy environmental remediation charges represent environmental remediation costs at certain non-operating PPG manufacturing sites. These charges are included in Other charges, net in the condensed consolidated statement of income.